RYAM Announces Improved First Quarter 2024 Results
Reaffirms 2024 EBITDA and Increases Free Cash Flow Guidance
•Net sales for the first quarter of $388 million, down $79 million from prior year quarter
•Net loss for the first quarter of $2 million, a decline of $4 million from prior year quarter
•Adjusted EBITDA for the first quarter of $52 million, up $1 million from prior year quarter
•Total debt of $779 million; Net Secured Debt of $721 million with a net secured debt ratio of 4.4 times
•2024 Adjusted EBITDA guidance of $180 million to $200 million
•2024 Adjusted Free Cash Flow guidance increased to $80 million to $100 million
JACKSONVILLE, Fla., May 7, 2024 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported results for its first quarter ended March 30, 2024.
“First quarter results exceeded our expectations, driven by lower costs and improved demand for cellulose specialties. We delivered a solid $52 million in Adjusted EBITDA to maintain a net secured debt ratio of 4.4 times covenant EBITDA,” stated De Lyle Bloomquist, President and CEO of RYAM. “We also increased capital expenditures to support growth in our Biomaterials strategy and increased net debt to boost inventory levels in preparation for Jesup’s annual outage.”
“The solid first quarter, along with the start-up of the bioethanol facility in Tartas and the April completion of the planned maintenance outage in Jesup, keep us on track to deliver our full-year guidance of $180 to $200 million in Adjusted EBITDA. As a result of the indefinite suspension of operations of our Temiscaming High Purity Cellulose plant and the sale of refund rights to our softwood lumber duties to OCP Lumber LLC, our 2024 Adjusted Free Cash Flow guidance is increased to $80 to $100 million. The suspension at Temiscaming will also reduce our exposure to the volatile commodity viscose market. The potential sale of the Temiscaming Paperboard and High-Yield Pulp facilities is progressing, albeit slower than originally expected, as we manage buyers through the complexity of carving out these assets. While the suspension and asset sale decisions affecting the Temiscaming site have been approached and carried out independently, we believe the suspension will bring clarity to the asset sale diligence process by validating that these assets can be efficiently run separately. Updates on these processes will be provided as appropriate. In the meantime, we are focused on reducing debt with lower earnings volatility as we plan to refinance our senior secured notes prior to them becoming current in early 2025,” concluded Mr. Bloomquist.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

First Quarter 2024 Financial Results
The Company reported a net loss of $2 million, or $(0.02) per diluted share, for the quarter ended March 30, 2024, compared to net income of $2 million, or $0.02 per diluted share, for the prior year quarter.
The Company operates in the following business segments: High Purity Cellulose, Paperboard and High-Yield Pulp.
Net sales was comprised of the following for the periods presented:

	Three Months Ended
(in millions)	March 30, 2024	December 31, 2023	April 1, 2023
High Purity Cellulose	$307	$347	$374
Paperboard	53	55	59
High-Yield Pulp	34	25	42
Eliminations	(6)	(5)	(8)
Net sales	$388	$422	$467
Operating results were comprised of the following for the periods presented:

	Three Months Ended
(in millions)	March 30, 2024	December 31, 2023	April 1, 2023
High Purity Cellulose	$21	$(49)	$13
Paperboard	8	8	10
High-Yield Pulp	(1)	(5)	7
Corporate	(11)	(15)	(13)
Operating income (loss)	$17	$(61)	$17
High Purity Cellulose
Net sales for the quarter decreased $67 million, or 18 percent, to $307 million compared to the prior year quarter. Included in each of the current and prior year quarters were $23 million of other sales primarily from bio-based energy and lignosulfonates. Despite a 2 percent increase in cellulose specialties prices, total sales prices decreased 2 percent due to an 11 percent decrease in commodity prices. Total sales volumes decreased 17 percent driven by 16 percent and 18 percent decreases in cellulose specialties and commodity volumes, respectively. Increased cellulose specialties sales volumes resulting from the closure of a competitor’s plant in late 2023 and an uptick in ethers sales were more than offset by customer destocking in acetate products and the one-time favorable impact from a change in customer contract terms in the prior year quarter. The decrease in commodity sales volumes was primarily driven by lower production in favor of cellulose specialties production as the Company built inventory ahead of Jesup’s second quarter planned maintenance outage.
Operating income for the quarter increased $8 million compared to the prior year quarter driven by the higher cellulose specialties sales prices, decreased key input and logistics costs and improved productivity, partially offset by the lower cellulose specialties sales volumes, lower commodity sales prices and volumes and $7 million of energy cost benefits in the prior year quarter from sales of excess emission allowances that did not repeat in the current quarter.
Compared to the fourth quarter of 2023, net sales declined $40 million due to a 15 percent decrease in total sales volumes, including a 10 percent decrease in cellulose specialties volumes driven by customer destocking in acetate products that offset an uptick in ethers sales, and a 21 percent decrease in commodity volumes due to lower production in favor of cellulose specialties production. Operating results improved $70 million primarily due to the $62 million non-cash asset impairment recorded in the fourth quarter. Also contributing to the improvement in results was a 4 percent increase in total sales prices, including 1 percent and 3 percent increases in cellulose specialties and commodity prices, respectively, and a decrease in key input costs. Partially offsetting these improvements were the lower sales volumes and higher production costs driven by the impact of fourth quarter annual planned maintenance and market-related production outages.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Paperboard
Net sales for the quarter decreased $6 million, or 10 percent, to $53 million compared to the prior year quarter driven by a 12 percent decrease in sales prices due to market-driven demand declines and mix, partially offset by a slight increase in sales volumes.
Operating income for the quarter decreased $2 million compared to the prior year quarter driven by the lower sales prices, partially offset by lower purchased pulp costs.
Compared to the fourth quarter of 2023, operating income was flat as a 4 percent decrease in sales prices, due to market-driven demand declines and mix, was offset by lower unit production costs due to improved production levels in the current quarter.
High-Yield Pulp
Net sales for the quarter decreased $8 million, or 19 percent, to $34 million compared to the prior year quarter driven by a 27 percent decrease in sales prices due to market supply dynamics in China, partially offset by a 16 percent increase in sales volumes.
Operating results for the quarter declined $8 million compared to the prior year quarter driven by the lower sales prices, partially offset by the higher sales volumes and lower logistics costs.
Compared to the fourth quarter of 2023, operating loss decreased $4 million driven by 11 percent and 25 percent increases in sales prices and volumes, respectively, lower logistics and unit production costs due to improved production levels in the current quarter.
Corporate
Operating loss for the quarter decreased $2 million compared to the prior year quarter driven by more favorable foreign exchange rates in the current quarter, partially offset by higher discounting and financing fees in the current quarter.
Compared to the fourth quarter of 2023, operating loss decreased $4 million driven by more favorable foreign exchange rates in the current quarter, lower environmental expense and lower discounting and financing fees, partially offset by higher variable compensation costs.
Non-Operating Income & Expense
Interest expense increased $6 million during the quarter ended March 30, 2024 compared to the prior year quarter driven by an increase in the average effective interest rate on debt, partially offset by a decrease in the average outstanding balance of debt. Total debt decreased $67 million from April 1, 2023 to March 30, 2024.
Included in non-operating other income in the quarter ended March 30, 2024 was a $1 million impact from favorable foreign exchange rates in the current quarter.
Included in non-operating expense in the quarter ended April 1, 2023 was a $2 million pension settlement loss.
Income Taxes
The effective tax benefit rate for the quarter ended March 30, 2024 was 30 percent. The 2024 effective tax rate differed from the federal statutory rate of 21 percent primarily due to the release of certain tax reserves, partially offset by return-to-accrual adjustments, excess deficit on vested stock compensation and changes in the valuation allowance on disallowed interest deductions.
The effective tax rate for the quarter ended April 1, 2023 was not meaningful due to near break-even pretax income for the period, which results in any discrete tax adjustments significantly impacting the rate. The largest adjustments creating a difference between the effective tax rate and the federal statutory rate of 21 percent were an excess tax benefit on vested stock compensation and return-to-accrual adjustments related to previously filed tax returns.
Cash Flows & Liquidity
The Company generated operating cash flows of $12 million during the three months ended March 30, 2024, driven by lower costs and cash inflows from accounts receivable, partially offset by cash outflows from other working capital and payments of interest on long-term debt.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

The Company used $33 million in investing activities during the three months ended March 30, 2024 related to net capital expenditures, which included $5 million of strategic capital spending focused on the investment in the 2G bioethanol plant in Tartas.
The Company had $1 million of net cash inflows from financing activities during the three months ended March 30, 2024 driven by net borrowings of long-term Biomaterials project debt.
The Company ended the first quarter with $199 million of global liquidity, including $55 million of cash, borrowing capacity under the ABL Credit Facility of $131 million and $13 million of availability under the France factoring facility.
In January 2024, the Company amended the 2027 Term Loan to increase the maximum consolidated secured net leverage ratio that it must maintain beginning in the fourth quarter of 2023 and through its 2024 fiscal year. The amendment provides the Company with the operational flexibility to execute its strategic initiatives in 2024. Should the Company exceed the 4.50 to 1.00 maximum ratio established by the original agreement in any of these quarters, it will incur a fee of 0.25% of the principal balance outstanding at the end of the applicable quarter. The Company incurred total fees of $3 million related to this amendment, including $1 million in legal and advisory fees recorded to selling, general and administrative expense in the fourth quarter of 2023, and $2 million in lender fees recorded as deferred financing costs in the first quarter of 2024 that will be amortized to interest expense over the remaining term of the loan.
As of March 30, 2024, the Company’s consolidated secured net leverage ratio was 4.4 times covenant EBITDA.
2024 Outlook
In October 2023, the Company announced that it is exploring the potential sale of its Paperboard and High-Yield Pulp assets located at its Temiscaming site. The potential sale is consistent with the Company’s commitment to align its portfolio with its long-term growth strategy and provide flexibility to pay down debt, reduce leverage and minimize earnings volatility. The sales process is progressing, albeit slower than originally anticipated, as buyers work through the complexity of carving out these assets from existing operations and consider the impact of the indefinite suspension of the Temiscaming High Purity Cellulose plant. While the suspension and asset sale decisions affecting the Temiscaming site have been approached and carried out independently, the Company believes the suspension will bring clarity to the asset sale diligence process by validating that these assets can be efficiently run separately.
The indefinite suspension of operations at the Temiscaming High Purity Cellulose plant, announced on April 29, 2024, is anticipated to mitigate the plant’s ongoing operating losses and high capital needs and improve the Company’s consolidated free cash flow. The Company realized an $18 million Adjusted EBITDA loss from these operations in 2023 and invested an average of $15 million in capital expenditures over the past three years; however, any future operational loss reductions will be partially offset by stranded costs. In connection with the suspension of operations, the Company expects to incur one-time operating charges in 2024 of approximately $30 million, including mothball, severance and other employee costs. Further, the Company also expects to incur non-cash charges in 2024 related to impairments. Overall, the Company expects that for 2024, the indefinite suspension of the Temiscaming High Purity Cellulose plant will be marginally positive to Adjusted EBITDA and will increase free cash flow by $15 million to $20 million as lower capital expenditures and benefits from the monetization of working capital are expected to more than offset the one-time and other cash costs associated with the suspension of operations.
On May 6, 2024, the Company announced the sale of its refund rights, including interest, related to softwood lumber duties paid from 2017 through 2021 for $39 million, with the opportunity for additional sale proceeds in the future contingent upon the timing and terms of the ultimate outcome of the trade dispute between the USDOC and Canada.
The Company expects to generate between $180 million and $200 million of Adjusted EBITDA in 2024 with $80 million to $100 million of Adjusted Free Cash Flow including passive asset sales but excluding any operating asset sales.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

The following market assessment represents the Company’s current outlook of its business segments’ future performance.
High Purity Cellulose
Average sales prices for cellulose specialties in 2024 are expected to increase by a low single-digit percentage as compared to average sales prices in 2023 as the Company prioritizes value over volume. Sales volumes for cellulose specialties are expected to be comparable to 2023 driven by increased volumes from the closure of a competitor’s plant and a modest increase in ethers sales, offset by a one-time favorable impact from a change in customer contract terms in the prior year quarter and customer destocking in the acetate markets. Demand for RYAM commodity products remains stable as prices are expected to be flat to 2023, despite a difficult comparison to the first quarter of 2023. Commodity sales volumes are expected to decline in 2024 as the Company suspends operations at its Temiscaming High Purity Cellulose plant for the second half of 2024. Costs are expected to be lower in 2024 driven by lower key input and logistics costs, improved productivity and the indefinite suspension of operations at the Temiscaming High Purity Cellulose plant. The Company’s bioethanol facility in Tartas, France became operational in the first quarter of 2024 and is expected to deliver $3 million to $4 million of EBITDA in 2024, growing to $8 million to $10 million beginning in 2025. EBITDA is expected to decrease in the second quarter of 2024 compared to the first quarter of 2024 due to the annual planned maintenance outage at Jesup, but stronger than the second quarter of 2023.
Paperboard
Paperboard prices in 2024 are expected to remain relatively stable compared to the first quarter of 2024, while sales volumes are expected to improve due to improved customer demand. Raw material prices are expected to increase as purchased pulp prices are forecast to increase from the first quarter 2024 levels. Overall, EBITDA is expected to increase sequentially.
High-Yield Pulp
High-Yield Pulp prices are expected to improve slightly in the second quarter and increase further in the second half of 2024, while sales volumes are expected to remain stable sequentially and then increase in the second half of 2024. Overall, the Company expects to generate positive EBITDA from this segment in the coming quarter.
Corporate
Corporate costs are expected to be flat or increase slightly in 2024 as the Company continues its ERP implementation. The project will enhance the Company’s operating and reporting systems and is expected to drive additional improvements and efficiencies beginning in 2025.
Biomaterials Strategy
The Company continues to invest in new products to provide both increased end market diversity and incremental profitability. These new products will target the growing green energy and products markets. The successful shipment of the Company’s first production of 2G bioethanol from its Tartas, France bioethanol facility is a significant milestone towards the Company’s goal of generating $42 million of annual EBITDA from these new products by 2027. Recent achievements include receiving conditional Generally Recognized As Safe (GRAS) regulatory approval for a prebiotics product and moving forward with plans for a bioethanol facility in Fernandina Beach. The Company is also advancing various other projects and is in the process of securing green capital to support these efforts. Updates on the progress of these initiatives will be provided throughout the year.
Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, May 8, 2024 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the Company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, May 22, 2024. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13745424.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading high purity cellulose products, are also used to produce biofuels, bioelectricity and other biomaterials such as bioethanol and tall oils. The Company also manufactures products for the paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2023. More information is available at www.RYAM.com.
Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “target,” “believe,” “intend,” “plan,” “forecast,” “anticipate,” “guidance” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. Forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended March 30, 2024. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.
The Company’s operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on the risks described below. If any of the events described in the following risk factors occur, the Company’s business, financial condition, operating results and cash flows, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by geopolitical conflicts and related impacts. The Company is subject to risks associated with epidemics and pandemics, which could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in the availability and price of raw materials and energy and continued inflationary pressure could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. Business and Operational Risks The Company’s ten largest customers represented approximately 40 percent of 2023 revenue and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s manufacturing plants could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s production facilities, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company faces substantial asset risk, including the potential for impairment related to long-lived assets and the potential impact to the value of recorded deferred tax assets. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company is dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to develop new products or discover new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to a cybersecurity incident could materially adversely impact the business. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential longer-
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

term impacts of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Covenants in the Company’s debt agreements may impair its ability to operate its business. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flow, adjusted net income, adjusted net debt and net secured debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended
	March 30, 2024	December 31, 2023	April 1, 2023
Net sales	$388	$422	$467
Cost of sales	(351)	(395)	(430)
Gross margin	37	27	37
Selling, general and administrative expense	(21)	(17)	(19)
Foreign exchange gain (loss)	3	(2)	—
Asset impairment	—	(62)	—
Other operating expense, net	(2)	(7)	(1)
Operating income (loss)	17	(61)	17
Interest expense	(21)	(22)	(15)
Other income (expense), net	2	1	(2)
Loss before income tax	(2)	(82)	—
Income tax benefit	—	21	3
Equity in loss of equity method investment	—	—	(1)
Net income (loss)	$(2)	$(61)	$2

Basic and diluted earnings per common share
Net income (loss) per common share	$(0.02)	$(0.94)	$0.02

Shares used in determining EPS
Basic EPS	65,447,454	65,356,895	64,504,200
Diluted EPS	65,447,454	65,356,895	66,596,653
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	March 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$55	$76
Other current assets	491	499
Property, plant and equipment, net	1,058	1,075
Other assets	531	533
Total assets	$2,135	$2,183

Liabilities and Stockholders’ Equity
Debt due within one year	$23	$25
Other current liabilities	309	351
Long-term debt	756	752
Non-current environmental liabilities	160	160
Other liabilities	145	148
Total stockholders’ equity	742	747
Total liabilities and stockholders’ equity	$2,135	$2,183

B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Three Months Ended
	March 30, 2024	April 1, 2023
Operating Activities
Net income (loss)	$(2)	$2
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	34	35
Other	1	5
Changes in working capital and other assets and liabilities	(21)	9
Cash provided by operating activities	12	51

Investing Activities
Capital expenditures, net of proceeds	(33)	(21)
Cash used in investing activities	(33)	(21)

Financing Activities
Changes in debt	3	(9)
Other	(2)	(5)
Cash provided by (used in) financing activities	1	(14)

Net increase (decrease) in cash and cash equivalents	(20)	16
Net effect of foreign exchange on cash and cash equivalents	(1)	1
Balance, beginning of period	76	152
Balance, end of period	$55	$169
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended
	March 30, 2024	December 31, 2023	April 1, 2023
Average Sales Prices ($ per metric ton)
High Purity Cellulose	$1,299	$1,248	$1,322
Paperboard	$1,382	$1,441	$1,568
High-Yield Pulp (external sales)	$559	$504	$769

Sales Volumes (thousands of metric tons)
High Purity Cellulose	219	259	265
Paperboard	38	38	38
High-Yield Pulp (external sales)	50	40	43

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended March 30, 2024
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Net income (loss)	$21	$8	$(1)	$(30)	$(2)
Depreciation and amortization	29	4	1	—	34
Interest expense, net	—	—	—	20	20
Income tax benefit	—	—	—	—	—
EBITDA and Adjusted EBITDA	$50	$12	$—	$(10)	$52

	Three Months Ended December 31, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Net income (loss)	$(49)	$9	$(5)	$(16)	$(61)
Depreciation and amortization	32	3	—	1	36
Interest expense, net	—	—	—	21	21
Income tax benefit	—	—	—	(21)	(21)
EBITDA	(17)	12	(5)	(15)	(25)
Asset impairment	62	—	—	—	62
Adjusted EBITDA	$45	$12	$(5)	$(15)	$37

	Three Months Ended April 1, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Net income (loss)	$13	$10	$7	$(28)	$2
Depreciation and amortization	31	3	1	—	35
Interest expense, net	—	—	—	15	15
Income tax benefit	—	—	—	(3)	(3)
EBITDA	44	13	8	(16)	49
Pension settlement loss	—	—	—	2	2
Adjusted EBITDA	$44	$13	$8	$(14)	$51

	Annual Guidance
	2024
	Low	High
Net loss	$(34)	$(14)
Depreciation and amortization	140	140
Interest expense, net	75	75
Income tax benefit(b)	(1)	(1)
EBITDA and Adjusted EBITDA	$180	$200

(a)EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for items that management believes are not representative of core operations. EBITDA and Adjusted EBITDA are non-GAAP measures used by management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
(b)Estimated using the statutory rates of each jurisdiction and ignoring all permanent book-to-tax differences.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flow(a)

	Three Months Ended
	March 30, 2024	April 1, 2023
Cash provided by operating activities	$12	$51
Capital expenditures, net	(28)	(15)
Adjusted free cash flow	$(16)	$36

	Annual Guidance Range
	2024
	Low	High
Cash provided by operating activities	$160	$180
Capital expenditures, net	(80)	(80)
Adjusted free cash flow	$80	$100

(a)Adjusted free cash flow is defined as cash provided by (used in) operating activities adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital expenditures. Adjusted free cash flow is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt and Net Secured Debt(a)

	March 30, 2024	December 31, 2023
Debt due within one year	$23	$25
Long-term debt	756	752
Total debt	779	777
Unamortized premium, discount and issuance costs	19	20
Cash and cash equivalents	(55)	(76)
Adjusted net debt	743	721
Unsecured debt	(22)	(23)
Net secured debt	$721	$698

(a)Adjusted net debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash. Net secured debt is defined as adjusted net debt less unsecured debt.
Adjusted Net Income (Loss)(a)

	Three Months Ended
	March 30, 2024		December 31, 2023		April 1, 2023
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net income (loss)	$(2)	$(0.02)	$(61)	$(0.94)	$2	$0.02
Asset impairment	—	—	62	0.95	—	—
Pension settlement loss	—	—	—	—	2	0.03
Tax effect of adjustments	—	—	(15)	(0.23)	—	—
Adjusted net income (loss)	$(2)	$(0.02)	$(14)	$(0.22)	$4	$0.05

(a)Adjusted net income (loss) is defined as net income (loss) adjusted net of tax for items that management believes are not representative of core operations.
G